Exhibit (d)(7)

   Second Amendment and Extension of Employment Agreement of Issac Starkman,
                          dated as of January 1, 2001

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                            JERRY'S FAMOUS DELI, INC.
                        Second Amendment and Extension of
                             Employment Agreement of
                                 Isaac Starkman

         THIS SECOND AMENDMENT AND EXTENSION OF EMPLOYMENT AGREEMENT (the "Amendment") is made as of January 1, 2001, by and between Jerry's Famous Deli, Inc., a California corporation (the "Company") and Isaac Starkman ("Executive"), with reference to the following:

         A. The Company and Executive entered an Employment Agreement (the "Agreement") as of June 1, 1995, pursuant to which the Company agreed to employ Executive as Chief Executive Officer of the Company for a term of two years.

         B. As of July 1, 1997, the Company and Executive entered into an Amendment and Extension of Employment Agreement of Isaac Starkman (the "First Amendment"), pursuant to which the term of the Agreement was extended until December 1, 2000.

         C. The Company desires to continue the employment of Executive as Chief Executive Officer, and Executive desires to continue his employment with the Company, upon the terms described in this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Term. The term of Executive's employment is hereby extended until December 31, 2001 (the "Term"). The Term may be extended by mutual agreement of the parties for successive one year terms.

         2. Continuation of Other Terms of Agreement. Except as provided herein, all other terms and conditions of the Agreement, as amended by the First Amendment, shall continue in full force during the Term provided in this Amendment, and the general terms specified in Sections 10 and 11 of the Agreement shall apply to this Amendment.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

JERRY'S FAMOUS DELI, INC.,                  Executive:
a California corporation

By:_____________________________            __________________________
   Guy Starkman, Vice President             Isaac Starkman


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